EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS
AND POSITIVE PA32540 CLINICAL UPDATES

Chapel Hill, N.C., November 8, 2012 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the third quarter ended September 30, 2012.

Corporate Highlights

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POZEN is currently preparing the New Drug Application (NDA) for PA and is planning to seek approval for two dosage forms, PA32540 and PA8140. As previously disclosed, during a pre-submission meeting for the Company’s NDA for PA32540, the U.S. Food and Drug Administration (FDA) suggested that the Company also seek approval for a lower dose formulation of the product containing 81 mg of aspirin.  POZEN continues to anticipate filing the NDA for both products in the first half of 2013.

•	POZEN presented positive results from two pivotal Phase 3 clinical trials of PA32540 at two scientific meetings.

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Partnership discussions for PA continue to progress in the U.S., now that we believe we have resolution on requirements and timing for the NDA for PA32540 and PA8140.  Given the timing of the NDA submission, we expect to close a deal in 2013.

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As previously announced, the United States Court of Appeals for the Federal Circuit has affirmed the August 5, 2011 decision of the United States District Court for the Eastern District of Texas that had issued a favorable verdict in the litigation between POZEN and several generic pharmaceutical companies which had filed Abbreviated New Drug Applications (ANDAs) seeking approval from the FDA to market generic copies of Treximet® (sumatriptan / naproxen sodium). Treximet is marketed by POZEN's exclusive U.S. licensee, GlaxoSmithKline.

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Q3 2012 global net sales of VIMOVO® (naproxen / esomeprazole magnesium) delayed-release tablets, as defined under the agreement, were $13.4 million, up 38% from Q3 2011 but down 19% vs. Q2 2012.  POZEN earned a royalty of $0.9 million for the quarter. As of the end of Q3 2012, VIMOVO has been filed for regulatory approval in 80 countries, approved in 60, and commercially launched in 40 countries.

Phase 3 Clinical Data Presented at Two Major Scientific Meetings

POZEN announced positive results from two pivotal Phase 3 clinical trials of the investigational product, PA32540. Each study achieved its individual primary endpoint, as patients on PA32540 experienced fewer gastric ulcers compared to those taking enteric-coated aspirin (325 mg) alone.  Data for the primary endpoint are shown below:

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Primary Endpoint: Endoscopically-Confirmed Gastric Ulcer
	PA32540	EC-ASA (325 mg)	p-value	Relative Reduction
Study 301	3.8%	8.7%	0.02	56%
Study 302	2.7%	8.5%	0.005	68%

In addition, the results from the combined data from the two studies demonstrated that patients on PA32540, compared to those on enteric-coated aspirin (325 mg), were able to stay on therapy longer due to fewer discontinuations due to any adverse events (6.7% vs. 11.2%). A summary of discontinuation rates due to pre-specified upper gastrointestinal events is shown below:

Discontinuation Due To Pre-Specified UGI Events:
	PA32540	EC-ASA (325 mg)	p-value	Relative Reduction
Studies 301 & 302	1.5%	8.2%	< 0.001	82%

In the combined data from the two trials, 85.1% of subjects on enteric-coated aspirin (325 mg) reported adverse events compared to 71.8% of subjects on PA32540. The most commonly reported adverse events with PA32540 and enteric-coated aspirin (325 mg) were of the GI tract and include dyspepsia (11.3% vs. 30.2%), erosive gastritis (11.5% vs. 26.3%), and gastritis (17.5% vs. 16.0%) respectively. The incidence and nature of adjudicated Major Adverse Cardiac Events (MACE), such as heart attacks, was similar between the two treatment arms: 9 subjects (1.7%) on PA32540 experienced adjudicated MACE compared to 13 subjects (2.5%) on aspirin (325 mg).

The PA32540 gastrointestinal data were presented at the American College of Gastroenterology (ACG) 2012 Annual Scientific Meeting in Las Vegas on October 22, 2012.  The Poster conclusions were:

•	PA32540 was associated with significantly less endoscopic injury in the gastric, duodenal and esophageal mucosa compared with EC-ASA (325 mg) alone.
•	The lower incidence of upper GI injury and heartburn/dyspeptic symptoms are likely due to the immediate-release omeprazole component of PA32540.
•	Together these data suggest that ensured delivery of a proton pump inhibitor may provide improved opportunities for maintaining long-term secondary cardiovascular ASA therapy.

Of note, at ACG, POZEN received two awards for the GI Poster, being distinguished as a Presidential Poster and honored with the Auxiliary Award. The Presidential Poster Award acknowledges the most highly ranked Abstracts selected for the Poster sessions in each category, and the ACG Auxiliary Award recognizes the primary authors of the two best papers presented at the meeting, which was expected to have a total of more than 1,600 posters this year. For more detailed study results, please consult the complete ACG poster, available at www.pozen.com.

The PA32540 cardiovascular data were presented at the American Heart Association (AHA) Scientific Sessions 2012 in Los Angeles on November 6, 2012.  The Poster conclusions were:

•	PA32540 was associated with significantly fewer endoscopic gastric ulcers compared with EC-ASA (325 mg).
•	PA32540 was associated with a significantly lower rate of treatment discontinuation than EC-ASA (325 mg) in a secondary cardiovascular prevention population.
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The baseline cardiovascular (CV) history and incidence and nature of adjudicated CV events were similar. The overall observed adjudicated CV event rate was low (2.1% in 6 months) relative to that reported by the Antithrombotic Trialists’ Collaboration on secondary prevention trials with aspirin (6.7% per year).

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For more detailed study results, please consult the complete AHA poster, available at www.pozen.com.

Third Quarter Financial Results

For the third quarter of 2012, POZEN reported revenue of $0.9 million, comprised of VIMOVO royalty from AstraZeneca. For the third quarter of 2011, the Company reported total revenue of $4.9 million, resulting from royalty on sales of Treximet of $4.1 million, and $0.8 million from royalty on sales of VIMOVO.  POZEN sold most of the future royalty and milestone payments under its collaboration and license agreement with Glaxo Group Limited, part of the GlaxoSmithKline group of companies (GSK), covering Treximet sales in the United States to a financial investor in November 2011.

Operating expenses for the third quarter of 2012 totaled $6.7 million, as compared to $12.0 million for the comparable period in 2011. The decrease in operating expenses in the third quarter of 2012 was primarily a result of the completion of the PA32540 pivotal studies.

The Company reported a net loss of $(5.7) million, or $(0.19) per share on a diluted basis, for the third quarter of 2012, compared to net loss of $(7.1) million, or $(0.24) per share on a diluted basis, for the third quarter of 2011.

Nine Month Financial Results

For the nine months ended September 30, 2012, POZEN reported revenue of $4.0 million compared to $14.0 million for the same period in 2011.  The decrease in revenue is primarily a result of the prior year monetization of the Treximet royalty.

Operating expenses for the nine months ended September 30, 2012 were $23.4 million compared to $33.2 million in the same period in 2011.  The decrease in operating expenses is primarily attributable to the completion of the PA32540 studies.

The Company reported a net loss of $(19.2) million, or $(0.64) per share on a diluted basis for the nine month period ended September 30, 2012, compared to a net loss of $(19.2) million, or $(0.64) per share on a diluted basis, for the same period in 2011.

Balance Sheet

At September 30, 2012, cash, cash equivalents and short-term investments totaled $92.3 million. The Company had an accounts receivable balance of $0.9 million from AstraZeneca at September 30, 2012.

Financial Outlook

The Company continues to estimate that cash and cash investments will exceed $85 million at December 31, 2012.

Third Quarter Results Webcast

POZEN will host a webcast to present third quarter 2012 results and management’s outlook on Thursday, November 8, 2012 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

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About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunity for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies - the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around pH-sensitive aspirin. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.

About the PA32540 Phase 3 Studies

The two Phase 3, double-blind, randomized, multicenter studies enrolled 1,049 subjects who were prescribed daily aspirin (325 mg) for greater than or equal to three months for secondary prevention of cardiovascular events. The primary endpoint was the cumulative observed incidence of gastric ulcers over six months. Secondary endpoints included cumulative incidence of gastric and duodenal ulcers, discontinuation resulting from pre-specified UGI adverse events and heartburn resolution. Subjects were randomly assigned to once-daily treatment with PA32540 or 325 mg of enteric-coated aspirin. Endoscopic assessments were performed at screening and at one, three and six months. Major adverse cardiac events were reviewed and adjudicated by an independent, blinded endpoint committee composed of Cardiologists.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

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About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action. As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to license our PA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO®; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2012. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

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POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Royalty revenue	$940,000	$4,901,300	$3,497,000	$13,950,234
Licensing revenue	—	—	500,000	—
Total revenue	940,000	4,901,300	3,997,000	13,950,234
Operating expenses:
Selling, general and administrative	4,444,194	5,704,855	14,162,824	14,773,502
Research and development	2,256,450	6,284,488	9,234,964	18,467,690
Total operating expenses	6,700,644	11,989,343	23,397,788	33,241,192
Other income:
Interest and other income, net	65,300	21,781	206,600	136,902
Net loss attributable to common stockholders	$(5,695,344)	$(7,066,262)	$(19,194,188)	$(19,154,056)

Basic net loss per common share	$(0.19)	$(0.24)	$(0.64)	$(0.64)

Shares used in computing basic net loss per common share	30,084,315	29,915,347	30,019,165	29,908,417

Diluted net loss per common share	$(0.19)	$(0.24)	$(0.64)	$(0.64)

Shares used in computing diluted net loss per common share	30,084,315	29,915,347	30,019,165	29,908,417

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POZEN Inc.
Balance Sheets
(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$48,674,396	$104,990,723
Short-term investments	43,602,740	14,629,416
Accounts receivable	940,000	1,130,000
Prepaid expenses and other current assets	737,135	700,326
Total current assets	93,954,271	121,450,465
Equipment, net of accumulated depreciation	83,475	102,910
Total assets	$94,037,746	$121,553,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$505,973	$2,269,271
Payable for unsettled investment purchases	—	5,752,735
Accrued compensation	1,709,735	2,168,341
Accrued expenses	2,018,786	3,577,606
Accrued contract costs	—	2,029,878
Deferred revenue	257,300	257,300
Total current liabilities	4,491,794	16,055,131

Total stockholders’ equity	89,545,952	105,498,244
Total liabilities and stockholders’ equity	$94,037,746	$121,553,375

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